ACCEPTANCE INSURANCE COMPANIES INC.
                 COMPUTATION OF INCOME PER SHARE
    for the three and six months ended June 30, 1996 and 1995
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                Three Months       Six Months
                               ----------------  ----------------
                                 1996     1995     1996     1995
                               -------  -------  -------  -------

PRIMARY INCOME PER SHARE:
Net income                     $ 3,025  $ 1,499  $ 7,503  $ 4,482
                               =======  =======  =======  =======
Weighted average number of
  shares outstanding            14,917   14,856   14,892   14,855
Adjustment for stock options       154      128      145      137
                               -------  -------  -------  -------
Adjusted weighted average
  number of shares
  outstanding                   15,071   14,984   15,037   14,992
                               =======  =======  =======  =======

Primary income per share       $   .20  $   .10  $   .50  $   .30
                               =======  =======  =======  =======

FULLY DILUTED INCOME
   PER SHARE:
Net income                     $ 3,025  $ 1,499  $ 7,503  $ 4,482
                               =======  =======  =======  =======


Weighted average number of
  shares outstanding            15,157   15,096   15,132   15,095
Adjustment for stock options       180      128      190      137
                               -------  -------  -------  -------

Adjusted weighted average
  number of shares
  outstanding                   15,337   15,224   15,322   15,232
                               =======  =======  =======  =======

Fully diluted income per
  share                        $   .20  $   .10  $   .49  $   .29
                               =======  =======  =======  =======